EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan and to the incorporation by reference therein of our report dated March 3, 2003 (except for Note 17, as to which the date is December 6, 2004), with respect to the consolidated financial statements and schedule of Carmike Cinemas, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP
Atlanta, Georgia
January 7, 2005